Exhibit 99.1

KinderCare Reports Fourth Quarter 2025 Financial Results

Management Provides Full-Year 2026 Guidance

Lake Oswego, Ore. (March 12, 2026) – KinderCare Learning Companies, Inc. (NYSE: KLC) (“KinderCare,” the “Company,” and “we”), a leading provider of high-quality early childhood education, today announced financial results for the fourth quarter and fiscal year 2025, which ended January 3, 2026, and provided guidance for fiscal year 2026. The fourth quarter and fiscal year 2025 consisted of 14 weeks and 53 weeks, respectively, compared to 13 weeks and 52 weeks in the comparable prior year periods.

Fourth Quarter 2025 Highlights

•
Revenue of $688.1 million
•
Loss from operations of $163.9 million
•
Net loss of $177.2 million and net loss per common share, diluted of $1.50

Non-GAAP financial measures

•
Adjusted EBITDA (1) of $67.7 million
•
Adjusted net income (1) of $14.2 million and adjusted net income per common share, diluted (1) of $0.12

Fiscal Year Ended 2025 Highlights

•
Revenue of $2,733.3 million
•
Loss from operations of $20.1 million
•
Net loss of $112.9 million and net loss per common share, diluted of $0.95

Non-GAAP financial measures

•
Adjusted EBITDA (1) of $300.1 million
•
Adjusted net income (1) of $82.5 million and adjusted net income per common share, diluted (1) of $0.70

“We closed the year having driven progress across our brands, even as results were varied across the portfolio,” said Tom Wyatt, Chief Executive Officer of KinderCare. “I’m excited to return to KinderCare and have spent my first months back listening to families, clients, and teachers, and translating those insights into a more focused operating plan.”

Mr. Wyatt continued, “Our focus for 2026 is simple. We need to execute better, center by center and market by market. That means strengthening how we attract and enroll families, scaling the practices that are working across our network, and driving greater consistency to center performance, while continuing to grow responsibly through new openings, acquisitions, and employer partnerships.”

Fourth Quarter 2025 Financial Results

Total revenue increased $41.2 million, or 6.4%, to $688.1 million for the fourth quarter of 2025 as compared to $647.0 million for the fourth quarter of 2024, primarily due to the impact of the 14th week in the fourth quarter of 2025, which contributed an additional $45.1 million of revenue.

Revenue from early childhood education centers increased by $34.8 million, or 5.9%, for the fourth quarter of 2025 as compared to the fourth quarter of 2024 primarily due to the impact of the 14th week in the fourth quarter of 2025. During the comparable 13- week periods, revenue decreased $9.5 million, or 1.6%, of which 3.6% was from lower enrollment, partially offset by 2.0% from higher tuition rates.

Revenue from before- and after-school sites increased by $6.4 million, or 11.9%, for the fourth quarter of 2025 as compared to the fourth quarter of 2024 primarily due to opening new sites.

Loss from operations increased $74.6 million, or 83.6%, to $163.9 million for the fourth quarter of 2025 as compared to a loss from operations of $89.3 million for the fourth quarter of 2024. The increase was driven by a $193.6 million increase in impairment losses of goodwill and long-lived assets primarily due to the deterioration in our market capitalization from the declines in our stock price in the fourth quarter of 2025. This increase was partially offset by a $119.8 million decrease in stock-based compensation expense primarily attributable to the PIU modification and accelerated vesting in the fourth quarter of 2024.

Net loss increased $43.6 million, or 32.6%, to $177.2 million for the fourth quarter of 2025 as compared to $133.6 million for the fourth quarter of 2024. The increase was driven by the impact to income from operations noted above, partially offset by a $31.0 million decrease in interest expense primarily due to the loss on extinguishment of debt recognized in the prior year associated with the October 2024 repayment and repricing amendment, which also resulted in a reduced principal balance and lower interest rates. Net loss per common share, diluted was $1.50 for the fourth quarter of 2025 compared to $1.17 for the fourth quarter of 2024.

For the fourth quarter of 2025, adjusted EBITDA (1) increased $1.7 million, or 2.6%, to $67.7 million. The 14th week in the fourth quarter of 2025 contributed an estimated $12 million of adjusted EBITDA. Adjusted net income (1) increased $3.5 million, to $14.2 million, from the fourth quarter of 2024 and adjusted net income per common share, diluted (1) was $0.12 for the fourth quarter of 2025 compared to $0.09 for the fourth quarter of 2024.

As of January 3, 2026, the Company operated 1,601 early childhood education centers and 1,153 before- and after-school sites.

Balance Sheet and Liquidity

As of January 3, 2026, the Company had $133.2 million of cash and cash equivalents and $189.7 million of available borrowing capacity under the revolving credit facility, after giving effect to the outstanding letters of credit of $72.8 million. Total debt under the first lien term loan facility, net of debt issuance costs, was $927.5 million as of January 3, 2026.

During the fiscal year ended January 3, 2026, the Company generated $238.5 million in cash provided by operating activities and made net investments totaling $154.4 million, which included $128.3 million in property and equipment and $23.1 million in acquisitions. Additionally, during the fiscal year ended January 3, 2026, the Company utilized $13.3 million in cash for financing activities.

2026 Outlook

Based upon current estimates, we expect revenue for the full fiscal year 2026 to be approximately $2.70 billion to $2.75 billion, adjusted EBITDA to be approximately $210 million to $230 million (2), and adjusted net income per common share, diluted to be approximately $0.10 to $0.20 (2). The fiscal year 2026 includes 52 weeks as compared to 2025 which included 53 weeks. Management will provide further detail on the 2026 financial outlook on the conference call.

Conference Call and Webcast

Management will host a conference call today at 5:00 pm ET to discuss the financial results for the fourth quarter and fiscal year 2025. The conference call will be webcast live via the Company's investor relations website at https://investors.kindercare.com. A replay of the webcast will be made available on the same investor relations website shortly after the event concludes.

Interested parties may also access the conference call live over the phone by dialing 1-800-549-8228 (Toll-free) or 1-646-564-2877 (Toll) and referencing conference ID 68886. Participants are asked to dial in a few minutes prior to the call to register.

A supplemental presentation of fourth quarter results will be available at https://investors.kindercare.com.

Footnote References

(1)
Adjusted EBITDA, adjusted net income, and adjusted net income per common share are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the comparable GAAP measures are included in the tables at the end of this press release.
(2)
Future period non-GAAP outlook, including adjusted EBITDA and adjusted net income per common share, diluted, includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Use of Non-GAAP Financial Measures” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release and on the related teleconference that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations or guidance regarding, among other things, future enrollment trends, the impact of occupancy initiatives on future performance, future government support for childcare (including the timing or amount of future grants, reimbursement or other forms of government assistance); future business plans, objectives or initiatives; the Company’s future financial position; future financial outlook and performance; general economic and industry trends; future operating results; and working capital and liquidity and other statements that are not statements of historical facts. When used in this press release and on the related teleconference, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “vision,” or “should,” or the negative thereof or other variations thereon or comparable terminology. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to attract and retain families in our centers, schools and programs, and to attract and retain employers that contract with us for family care benefits for their workforce; our ability to address changes in the demand for child care and workplace solutions; our ability to adjust to shifts in workforce demographics, economic conditions, office environments and unemployment rates; our business may be affected by delays, disruptions or reductions in federally funded childcare subsidies or tuition reimbursements or from reductions in certain federal, state and local government programs; our ability to hire and retain qualified teachers, management, employees, and maintain strong employee engagement; the impact of public health crises on our business, financial condition and results of operations; the negative impact of impairment of goodwill, other intangible assets or long-lived assets on our current and potentially future results of operations; our ability to address adverse publicity; our ability to acquire additional capital; risks associated with acquired centers; our substantial indebtedness could adversely affect our business; our reliance on our subsidiaries; our ability to protect our intellectual property rights; our ability to protect our information technology and that of our third-party service providers; our ability to manage the costs and liabilities of collecting, using, storing, disclosing, transferring and processing personal information; our expectations regarding the effects of existing and developing laws and regulations, litigation and regulatory proceedings; our ability to maintain adequate insurance coverage; the fluctuation in our stock price; we have a material weakness in our internal control over financial reporting; the occurrence of natural disasters, environmental contamination or other highly disruptive events; the interests of Partners Group, a controlling stockholder, may conflict with the interests of our other stockholders; and other risks and uncertainties set forth under “Risk Factors” in the Company's most recent Annual Report on Form 10-K and in our other filings with the SEC. The Company does not undertake any obligation to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based, except as otherwise required by law.

Use of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including EBIT, EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per common share. Tables showing the reconciliation of these non-GAAP financial measures to the comparable GAAP measures are included at the end of this release. Management believes these non-GAAP financial measures are useful in evaluating the Company’s operating performance, and may be helpful to securities analysts, institutional investors and other interested parties in understanding the Company’s operating performance. Management also uses these non-GAAP financial measures for budgeting and compensation purposes.

Investors are cautioned against placing undue reliance on non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures, such as net (loss) income or net (loss) income per common share. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

About KinderCare Learning Companies™

KinderCare Learning Companies, Inc. (NYSE: KLC) is a leading private provider of early childhood and school-age education and care. KinderCare builds confidence for life in children and families from all backgrounds. KinderCare supports hardworking families in 41 states and the District of Columbia with differentiated flexible child care solutions:

•
In neighborhoods, with KinderCare® Learning Centers that offer early learning programs for children six weeks to 12 years old;
•
Crème School®, which offers a premium early education experience using a variety of enrichment classrooms; and
•
In local schools, with Champions® before and after-school programs.

KinderCare partners with employers nationwide to address the child care needs of today’s dynamic workforce. We provide customized family care benefits for organizations, including care for young children on or near the site where their parents work, tuition benefits, and backup care where KinderCare programs are located.

Headquartered in Lake Oswego, Oregon, KinderCare operates more than 2,700 early learning centers and sites.

Contacts:

Investors
Investor Relations
investors@kindercare.com

Media
Media Relations
media@kindercare.com

Source: KinderCare

KinderCare Learning Companies, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	January 3, 2026	December 28, 2024
Assets
Current assets:
Cash and cash equivalents	$133,205	$62,336
Accounts receivable, net	118,523	104,333
Prepaid expenses and other current assets	106,291	48,104
Total current assets	358,019	214,773
Property and equipment, net	417,789	418,524
Goodwill	964,829	1,119,714
Intangible assets, net	420,922	429,766
Operating lease right-of-use assets	1,500,786	1,373,064
Other assets	85,545	89,626
Total assets	$3,747,890	$3,645,467
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$163,312	$152,660
Related party payables	—	119
Current portion of long-term debt	9,620	7,251
Operating lease liabilities—current	146,594	144,919
Deferred revenue	49,577	26,376
Other current liabilities	115,762	81,433
Total current liabilities	484,865	412,758
Long-term debt, net	917,925	918,719
Operating lease liabilities—long-term	1,447,524	1,315,587
Deferred income taxes, net	35,454	30,907
Other long-term liabilities	106,860	102,987
Total liabilities	2,992,628	2,780,958
Total shareholders' equity	755,262	864,509
Total liabilities and shareholders' equity	$3,747,890	$3,645,467

KinderCare Learning Companies, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data and percentages of revenue)

	Three Months Ended (a)
	January 3, 2026		December 28, 2024
Revenue	$688,139		$646,956
Costs and expenses:
Cost of services (excluding depreciation and impairment)	549,326	79.8%	513,695	79.4%
Depreciation and amortization	31,897	4.6%	30,213	4.7%
Selling, general, and administrative expenses	73,814	10.7%	188,915	29.2%
Impairment losses	196,997	28.6%	3,395	0.5%
Total costs and expenses	852,034	123.8%	736,218	113.8%
Loss from operations	(163,895)	(23.8%)	(89,262)	(13.8%)
Interest expense	19,699	2.9%	50,733	7.8%
Interest income	(1,013)	(0.1%)	(2,249)	(0.3%)
Other (income) expense, net	(963)	(0.1%)	101	0.0%
Loss before income taxes	(181,618)	(26.4%)	(137,847)	(21.3%)
Income tax benefit	(4,443)	(0.6%)	(4,264)	(0.7%)
Net loss	$(177,175)	(25.7%)	$(133,583)	(20.6%)
Net loss per common share: (b)
Basic	$(1.50)		$(1.17)
Diluted	$(1.50)		$(1.17)
Weighted average number of common shares outstanding: (b)
Basic	118,411		114,136
Diluted	118,411		114,136
(a)
The three months ended January 3, 2026 includes 14 weeks and the three months ended December 28, 2024 includes 13 weeks.
(b)
On October 8, 2024, the Company effected a common stock conversion, in which Class A and Class B common stock were converted to common stock at a ratio of 8.375 to one (“Common Stock Conversion”). The outstanding shares and per share amounts for the portion of the three months ended December 28, 2024 prior to the Common Stock Conversion have been adjusted to retrospectively reflect the conversion.

KinderCare Learning Companies, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data and percentages of revenue)

	Fiscal Year Ended (a)
	January 3, 2026		December 28, 2024
Revenue	$2,733,323		$2,663,035
Costs and expenses:
Cost of services (excluding depreciation and impairment)	2,128,130	77.9%	2,032,513	76.3%
Depreciation and amortization	123,967	4.5%	117,606	4.4%
Selling, general, and administrative expenses	297,232	10.9%	423,063	15.9%
Impairment losses	204,051	7.5%	10,535	0.4%
Total costs and expenses	2,753,380	100.7%	2,583,717	97.0%
(Loss) income from operations	(20,057)	(0.7%)	79,318	3.0%
Interest expense	83,975	3.1%	170,539	6.4%
Interest income	(4,827)	(0.2%)	(7,369)	(0.3%)
Other income, net	(5,863)	(0.2%)	(5,620)	(0.2%)
Loss before income taxes	(93,342)	(3.4%)	(78,232)	(2.9%)
Income tax expense	19,538	0.7%	14,608	0.5%
Net loss	$(112,880)	(4.1%)	$(92,840)	(3.5%)
Net loss per common share: (b)
Basic	$(0.95)		$(0.96)
Diluted	$(0.95)		$(0.96)
Weighted average number of common shares outstanding: (b)
Basic	118,329		96,309
Diluted	118,329		96,309
(a)
The fiscal year ended January 3, 2026 includes 53 weeks and the fiscal year ended December 28, 2024 includes 52 weeks.
(b)
On October 8, 2024, the Company effected a common stock conversion, in which Class A and Class B common stock were converted to common stock at a ratio of 8.375 to one (“Common Stock Conversion”). The outstanding shares and per share amounts for the portion of the fiscal year ended December 28, 2024 prior to the Common Stock Conversion have been adjusted to retrospectively reflect the conversion.

KinderCare Learning Companies, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Fiscal Year Ended (a)
	January 3, 2026	December 28, 2024
Operating activities:
Net loss	$(112,880)	$(92,840)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	123,967	117,606
Impairment losses	204,051	10,535
Change in deferred taxes	7,272	(29,828)
Loss on extinguishment of long-term debt, net	5,434	25,652
Amortization of debt issuance costs	6,102	6,830
Stock-based compensation	11,849	144,082
Realized and unrealized gains from investments held in deferred compensation asset trusts	(3,131)	(2,242)
Gain on disposal of property and equipment	(205)	(2,838)
Changes in assets and liabilities, net of effects of acquisitions	(3,924)	(61,070)
Cash provided by operating activities	238,535	115,887
Investing activities:
Purchases of property and equipment	(128,271)	(132,322)
Payments for acquisitions, net of cash acquired	(23,101)	(10,920)
Proceeds from the disposal of property and equipment	293	2,872
Investments in deferred compensation asset trusts	(7,497)	(8,701)
Proceeds from deferred compensation asset trust redemptions	4,160	1,833
Cash used in investing activities	(154,416)	(147,238)
Financing activities:
Proceeds from initial public offering, net of underwriting discounts	—	625,968
Payments of deferred offering costs	(275)	(9,587)
Distribution to parent	—	(320,000)
Proceeds from issuance of long-term debt	—	264,338
Repayment of long-term debt	—	(608,000)
Principal payments of long-term debt	(9,644)	(11,890)
Payments of debt issuance costs	(317)	(1,184)
Repayments of promissory notes	(354)	(421)
Payments of financing lease obligations	(1,198)	(1,631)
Tax payments related to net settlement of restricted stock units	(1,462)	(224)
Cash used in financing activities	(13,250)	(62,631)
Net change in cash, cash equivalents, and restricted cash	70,869	(93,982)
Cash, cash equivalents, and restricted cash at beginning of period	62,430	156,412
Cash, cash equivalents, and restricted cash at end of period	$133,299	$62,430
(a)
The fiscal year ended January 3, 2026 includes 53 weeks and the fiscal year ended December 28, 2024 includes 52 weeks.

KinderCare Learning Companies, Inc.

Consolidated Non-GAAP Measures (Unaudited)

(In thousands, except per share data)

The following table shows EBIT, EBITDA, and adjusted EBITDA for the periods presented, and the reconciliation to its most comparable GAAP measure, net loss, for the periods presented:

	Three Months Ended (a)		Fiscal Year Ended (a)
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Net loss	$(177,175)	$(133,583)	$(112,880)	$(92,840)
Add back:
Interest expense	19,699	50,733	83,975	170,539
Interest income	(1,013)	(2,249)	(4,827)	(7,369)
Income tax (benefit) expense	(4,443)	(4,264)	19,538	14,608
EBIT	$(162,932)	$(89,363)	$(14,194)	$84,938
Add back:
Depreciation and amortization	31,897	30,213	123,967	117,606
EBITDA	$(131,035)	$(59,150)	$109,773	$202,544
Add back:
Impairment losses (1)	196,997	3,395	204,051	10,535
Equity-based compensation (2)	1,713	123,066	12,073	122,972
Management and advisory fee expenses (3)	—	119	—	3,767
Acquisition related costs (4)	—	—	—	16
Non-recurring distribution and bonus expense (5)	—	—	—	19,287
COVID-19 Related Stimulus, net (6)	—	(4,049)	(26,713)	(69,732)
Other costs (7)	—	2,595	882	8,734
Adjusted EBITDA	$67,675	$65,976	$300,066	$298,123
(a)
The three months and fiscal year ended January 3, 2026 includes 14 weeks and 53 weeks, and the three months and fiscal year ended December 28, 2024 includes 13 weeks and 52 weeks, respectively.

Explanations of add backs are located after the reconciliation of adjusted net income and adjusted net income per common share.

The following table shows adjusted net income and adjusted net income per common share for the periods presented and the reconciliation to the most comparable GAAP measure, net loss and net loss per common share, respectively, for the periods presented:

	Three Months Ended (a)		Fiscal Year Ended (a)
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Net loss	$(177,175)	$(133,583)	$(112,880)	$(92,840)
Income tax (benefit) expense	(4,443)	(4,264)	19,538	14,608
Net loss before income tax:	$(181,618)	$(137,847)	$(93,342)	$(78,232)
Add back:
Amortization of intangible assets	2,074	2,382	8,844	9,234
Impairment losses (1)	196,997	3,395	204,051	10,535
Equity-based compensation (2)	1,713	123,066	12,073	122,972
Management and advisory fee expenses (3)	—	119	—	3,767
Acquisition related costs (4)	—	—	—	16
Non-recurring distribution and bonus expense (5)	—	—	—	19,287
COVID-19 Related Stimulus, net (6)	—	(4,049)	(26,713)	(69,732)
Loss on extinguishment of long-term debt, net (8)	—	24,757	5,434	25,652
Other costs (7)	—	2,595	882	8,734
Adjusted income before income tax	19,166	14,418	111,229	52,233
Adjusted income tax expense (9)	4,947	3,721	28,708	13,481
Adjusted net income	$14,219	$10,697	$82,521	$38,752
Net loss per common share: (10)
Basic	$(1.50)	$(1.17)	$(0.95)	$(0.96)
Diluted	$(1.50)	$(1.17)	$(0.95)	$(0.96)
Adjusted net income per common share: (10)
Basic	$0.12	$0.09	$0.70	$0.40
Diluted	$0.12	$0.09	$0.70	$0.40
Weighted average number of common shares outstanding: (10)
Basic	118,411	114,136	118,329	96,309
Diluted	118,411	114,136	118,329	96,309
(a)
The three months and fiscal year ended January 3, 2026 includes 14 weeks and 53 weeks, and the three months and fiscal year ended December 28, 2024 includes 13 weeks and 52 weeks, respectively.

Explanation of add backs:

(1)
Represents impairment charges for goodwill, indefinite-lived intangible assets, and long-lived assets. Goodwill impairment recognized was $178.0 million during both the three months and fiscal year ended January 3, 2026, and was driven by the further deterioration in our market capitalization from a continued decline in our stock price. Impairments of long-lived assets for the periods presented was driven by center closures and reduced operating performance at certain centers due to the impact of changing demographics in certain locations in which we operate and current macroeconomic conditions on our overall operations.
(2)
Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification 718, Compensation: Stock Compensation, and excludes cash-settled, liability-classified stock-based compensation expense. During the three months and fiscal year ended December 28, 2024, equity-based compensation includes $113.1 million in expense recognized related to the one-time October 2024 modification to the PIUs Plan. Equity-based compensation during the fiscal year ended December 28, 2024 excludes $14.3 million in expense included within “Non-recurring distribution and bonus expense” as described in explanation (5) below.
(3)
Represents amounts incurred for management and advisory fees with related parties in connection with a management services agreement with Partners Group (USA), Inc., a related party of the Company, which was terminated upon completion of our IPO.
(4)
Represents costs incurred in connection with planned and completed acquisitions, including due diligence, transaction, integration, and severance related costs. During the fiscal year ended December 28, 2024, these costs were incurred related to the acquisition of Crème School.
(5)
During March 2024, we recognized a $14.3 million one-time expense related to an advance distribution to holders of Class B PIUs. In connection with this distribution, we recognized a $5.0 million one-time bonus expense for holders of RSUs and stock options to account for the change in value associated with the March 2024 distribution for Class B PIUs. We do not routinely make distributions to Class B PIU holders in advance of a liquidity event or pay bonuses to RSU or stock option holders outside of normal vesting and we do not expect to do so in the future. In connection with our IPO, KC Parent, our direct parent prior to our IPO, distributed shares of our common stock then held by KC Parent to unitholders of KC Parent in proportion to their interests in KC Parent.
(6)
Includes expense reimbursements and revenue arising from the COVID-19 pandemic, net of pass-through expenses incurred as a result of certain grant requirements. We recognized $7.4 million during the three months ended December 28, 2024 and $0.7 million and $63.3 million during the fiscal years ended January 3, 2026 and December 28, 2024, respectively, in funding for reimbursement of center operating expenses in cost of services (excluding depreciation and impairment), as well as $0.1 million and $0.4 million during the three months and fiscal year ended December 28, 2024, respectively, in revenue arising from COVID-19 Related Stimulus. Additionally, during the fiscal years ended January 3, 2026 and December 28, 2024, we recognized $30.1 million and $23.4 million of ERC offsetting cost of services (excluding depreciation and impairment) as well as $2.1 million and $2.6 million in professional fees in selling, general, and administrative expenses, respectively, as a result of calculating and filing for ERC. COVID-19 Related Stimulus is net of pass-through expenses incurred as stipulated within certain grants of $3.4 million during the three months ended December 28, 2024, and $1.9 million and $14.8 million during the fiscal years ended January 3, 2026 and December 28, 2024, respectively.
(7)
Includes certain professional fees incurred for both contemplated and completed debt and equity transactions, as well as costs expensed in connection with prior contemplated offerings. For the fiscal year ended January 3, 2026, other costs includes $0.7 million in transaction costs associated with the July 2025 repricing amendment and $0.2 million in costs related to our IPO. For the three months ended December 28, 2024, other costs include $1.8 million in costs related to our IPO as well as $0.8 million in costs associated with debt modifications subsequent to our IPO. For the fiscal year ended December 28, 2024, other costs includes $3.6 million in transaction costs associated with our incremental first lien term loan, repricing amendments of our senior secured credit facilities, and debt modifications subsequent to our IPO, as well as $2.5 million in costs related to our IPO. These costs represent items management believes are not indicative of core operating performance.
(8)
Includes the unamortized original issue discount and deferred financing costs that were written off in connection with certain lenders that had reduced principal holdings or did not participate in the loan syndication as a result of certain amendments to our senior secured credit facilities. For the fiscal year ended January 3, 2026, the loss on extinguishment of long-term debt is the result of the July 2025 repricing amendment to the Credit Agreement. For both the three months and fiscal year ended December 28, 2024, the loss on extinguishment of long-term debt is primarily the result of the October 2024 repayment of $608.0 million on the first lien term loan. Loss on extinguishment of long-term debt, net is not considered by management to be indicative of core operating performance.
(9)
Includes the tax effect of the non-GAAP adjustments, calculated using the appropriate federal and state statutory tax rate and the applicable tax treatment for each adjustment. The non-GAAP tax rate was 25.8% for the three months and fiscal years ended January 3, 2026 and December 28, 2024. Our statutory rate is re-evaluated at least annually.
(10)
The outstanding shares and per share amounts for the portion of the three months and fiscal year ended December 28, 2024 prior to the Common Stock Conversion have been retrospectively adjusted to reflect the Common Stock Conversion.